Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, MARCH 12, 2021

HURCO ANNOUNCES LEADERSHIP TRANSITION

INDIANAPOLIS, INDIANA – March 12, 2021 -- Hurco Companies, Inc. (Nasdaq Global Select Market: HURC) today announced that, in connection with its long-term succession planning strategy, Michael Doar will transition from the role of Chief Executive Officer to the position of Executive Chairman of the Board, effective immediately. In his new role as Executive Chairman, Mr. Doar will continue to serve as a director of the company and will focus on growth and acquisition plans, board governance, development, and engagement, and other high-level strategic initiatives.

Greg Volovic, currently President and Chief Operating Officer, will assume the roles of President and Chief Executive Officer, effective immediately. Volovic joined Hurco in 2005 as Executive Vice President of Software Development and was chartered with successfully introducing Hurco’s current motion control platform. He has held several roles at Hurco, including Executive Vice President of Operations, President, and Chief Operating Officer.

“Greg has had a significant impact on almost every facet of Hurco’s business, including research and development, marketing, engineering, product development and design, and management of our worldwide sales, service, and distribution networks,” Doar said. “Greg’s role in leading the identification and integration of strategic acquisitions and significant investments in technology over the last 10 years has been particularly impactful on the company’s growth and vision. He is a decisive leader with a track record in executing mergers and acquisitions, new product development, and innovation. I can’t think of anyone better positioned to lead Hurco into its next chapter.”

“Under Michael’s leadership these past 20 years, Hurco has experienced truly transformative growth,” Volovic said. “When Michael assumed the role of CEO in 2001, the company experienced annual revenues of less than $100 million and its stock price was hovering around $2.00 per share. During his tenure, he led the company to annual revenues exceeding $300 million and nearly a thirty-fold increase in stock price. More importantly, I can think of no other mentor I would have rather worked with during my time at Hurco. I am very fortunate to begin serving as CEO with a leadership and management team built from, and inspired by, the values instilled by Michael Doar.”

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (“CNC”) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The Company also produces high-value machine tool components and accessories and provides automation solutions that can be integrated with any machine tool.  The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations.  The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S., and China, and sells its products through direct

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and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, the Netherlands, Poland, Singapore, the U.S., and Taiwan. Web Site: www.hurco.com.

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the impact of the COVID-19 pandemic and other public health epidemics on the global economy, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, governmental actions and initiatives, including import and export restrictions and tariffs, fluctuations in foreign currency exchange rates, innovations by competitors, the United Kingdom’s withdrawal from the European Union (Brexit), our ability to develop new products and expand product offerings, the ability to protect our intellectual property, quality and delivery performance by our vendors, increases in prices of raw materials, loss of key personnel, our ability to effectively integrate acquisitions, failure to comply with data privacy and security regulations, breaches of our network and system security measures, obsolescence of inventory or impairment of assets due to changes in technology or market demand, negative or unforeseen tax consequences, changes in the LIBOR rate, and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:Sonja K. McClelland

Executive Vice President, Treasurer, & Chief Financial Officer

317-293-5309

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